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Exhibit 8.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

June 16, 2005

IAC/InterActiveCorp
152 West 57th Street
New York, New York 10019

Ladies and Gentlemen:

        We have acted as special counsel to IAC/InterActiveCorp, a Delaware corporation ("IAC"), in connection with the proposed merger (the "Merger") of AJI Acquisition Corp., a Delaware corporation and wholly owned subsidiary of IAC ("Sub"), with and into Ask Jeeves, Inc., a Delaware corporation ("Ask Jeeves"), pursuant to the Agreement and Plan of Merger and Reorganization, dated as of May 5, 2003, among IAC, Sub and Ask Jeeves (the "Agreement"). At your request, and in connection with the filing of the Registration Statement of Form S-4 relating to the Merger (the "Registration Statement"), we are rendering our opinion concerning the material federal income tax consequences of the Merger.

        For purposes of the opinion set forth below, we have relied, with the consent of IAC and the consent of Ask Jeeves, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of IAC and Ask Jeeves dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the proxy statement/prospectus included therein (the "Proxy Statement/Prospectus"). Any capitalized term used and not defined herein has the meaning given to it in the Agreement.

        We have also assumed that: (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party); and (ii) the Merger will be reported by IAC and Ask Jeeves on their respective federal income tax returns in a manner consistent with the opinion set forth below.

        Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by stockholders of Ask Jeeves upon the exchange of Ask Jeeves common stock for IAC common stock in the Merger (except in respect of cash received instead of a fractional share of IAC common stock). In addition, it is our opinion that the discussion set forth in the section entitled "The Merger—Material United States Federal Income Tax Consequences" in the Registration Statement, insofar as it relates to matters of United States federal income tax law, is accurate in all material respects.

        This opinion relates solely to the material United States federal income tax consequences of the Merger, and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. We are furnishing this opinion solely in connection with the filing of the Registration Statement, and this opinion is not to be relied upon outside of the context of the Registration Statement.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
Wachtell, Lipton, Rosen & Katz

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